                                                                       EXHIBIT 5
                                                                       ---------

                  FORWARD-LOOKING STATEMENTS AND RISK FACTORS

The following are or may contain forward-looking statements within the meaning of the U.S. federal securities laws: (i) certain statements, including possible or assumed future results of operations of US Oncology, contained in the press releases attached to this Report as exhibits (the "Press Releases"), in the investor presentation attached hereto as an exhibit and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's other reports and filings with the Securities and Exchange Commission;
(ii) any statements contained herein or therein regarding the prospects for the company's business or any of its services; (iii) any statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", "estimates", "plans" or similar expressions; and (iv) other statements contained herein or therein regarding matters that are not historical facts.

US Oncology's business and results of operations are subject to risks and uncertainties, many of which are beyond the company's ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements, and US Oncology stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

Factors that could cause actual results to differ materially include, but are not limited to, US Oncology's success in implementing its proposed service line structure described in the Press Releases and in its investor presentations, successful adoption of the service line structure by practices currently managed by US Oncology, our ability to obtain financing, our ability to attract and retain additional physicians and practices under the service line structure, government regulation and enforcement, reimbursement for health care services, changes in cancer therapy or the manner in which cancer care is delivered, drug utilization, our ability to create and maintain favorable relationships with pharmaceutical companies and other suppliers, and the operations of affiliated practices. Below is a more detailed discussion of certain of these risks and uncertainties.

The cautionary statements contained or referred to herein should be considered in connection with any written or oral forward-looking statements that may be issued by US Oncology or persons acting on its behalf. US Oncology does not undertake any obligation to release any revisions to or to update publicly any forward-looking statements to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

As described in the Press Releases, we are introducing a new service line structure consisting of three main business lines: oncology pharmacy management, cancer center operations and clinical research and development. We intend to offer to our existing managed practices the opportunity to terminate their existing service agreements with the company and adopt this service line structure and to offer it to additional physician practices outside of the existing network. The risks described below are risks relating principally to the new service line structure and the transition thereto. The risk factors and cautionary statements previously filed by the company, most recently in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, are still applicable to the physician practice management aspects of our existing business. Furthermore, substantially all of those factors will continue to apply to the service line structure.

 . Pro forma financial information is not indicative of actual past results and may not accurately predict future results.

  In connection with our introduction of the service line structure, we have published pro forma financial data that is intended to assist investors in analyzing the new structure. We may, in the future, publish additional pro forma information. Such information does not reflect actual results since the service line structure is not yet in place, and should not be construed as indicative of future results. Such information is simply a recharacterization and adjustment of historical data according to the assumptions and procedures set forth therein. Although management believes that these assumptions are reasonable, such assumptions are subject to numerous risks and uncertainties, including changes to the service line structure caused by internal or external factors and those risks discussed below and referred to above. Investors are cautioned not to rely unduly on such pro forma information. Other pro forma information that differs from the pro forma information published by us to date may be published in the future based upon actual events which may occur or updated assumptions.

 . If we cannot effectively implement and market the service line structure, it would materially and adversely affect our business and results of operations.

  Although the service line structure is based upon what the Company considers its core competencies and upon existing relationships, it is a repositioning of our strategic focus and a new and untested business model for us. As such, there can be no assurance that it will gain broader acceptance in the marketplace or that it will be a successful business model. To the extent we are not successful in developing and growing the service line business structure, our business and results of operations could be harmed.

 . Under the service line structure, we anticipate a decline in operating cash flow, which could harm us.

  If practices currently managed by us terminate their existing service agreements with us and we instead provide services to them under the service line structure, we will generate less operating cash flow than we currently do with respect to most such practices. Although we believe that this reduction in cash flow will be accompanied by more efficient, lower levels of capital investment, an inflow of cash associated with service agreement terminations and other benefits to us, such reduction in cash flow could materially adversely affect us and our results of operations.

 . If we do not establish new financing arrangements, we will be unable to terminate our existing service agreements to allow existing affiliated practices to adopt the service line structure and may otherwise be unable to fully implement the service line structure.

  Terminating our existing service agreements and selling assets back to our currently managed practices will require us to obtain consents from our existing senior lenders or to refinance our existing senior debt. Any refinancing of such debt will be subject to numerous conditions and contingencies, and we cannot assure you that we will be successful in consummating such a financing transactions on terms acceptable to us or at all. Failure to successfully implement new financing would adversely affect our ability to transition to the service line model and could materially and adversely affect our business and results of operations.

 . Under the service line structure, our agreements with managed practices will have shorter terms than our existing agreements, and we will have less input with respect to the business operations of the practices.

  Currently, we provide management services to practices under long-term agreements that generally have 40-year terms and that are not terminable except under specified circumstances. These agreements allow us to be the exclusive provider of management services, including each of the services contemplated under the service line structure, to each of the practices. In addition, under those agreements, the practices are required to bind their physicians to specified employment terms and restrictive covenants. Under the service line model, our agreements with physician practices will have shorter terms and may be terminable in the event of certain performance deficiencies based on market standards. Certain of the other input mechanisms that we currently have with respect to managed practices will also be eliminated.
  This loss of input may increase the extent to which managed practices may change their internal composition to our detriment and may result in arrangements that are easier for individual physicians and practices to exit. Departure of a significant number of physicians or practices from participation in our service line structure could harm us.

 . If we are not successful in transitioning our existing managed practices to the new service line structure, our business and results of operations could be harmed.

  As part of the implementation of the service line structure, we intend to offer to our existing managed practices the ability to terminate their existing service agreements, purchase their operating assets from the Company, and adopt the service line structure. While we believe that the service line structure will be attractive to our existing network and that the transition will be desirable, we do not have the unilateral right to cause the termination of existing service agreements and the related transition to our service line structure. If we are unable to promptly and effectively cause this transition to occur, we will be required to maintain our existing practice management business, which will prevent us from realizing certain of the operating efficiencies we anticipate as a result of the service line structure. Transitioning our existing physician practice management business to the service line model also entails significant implementation and execution risk, including returning to the managed practices information technology, employee benefits, insurance and other local management functions. A failure to successfully implement this transition may create significant management distractions and otherwise limit the success of the service line structure. For these reasons, failure to successfully transition currently managed practices to the service line structure could harm us.

 . If our existing affiliated practices do not establish new financing arrangements, they will be unable to terminate the existing service agreements and adopt the service line structure.

  In order to adopt the service line structure, our existing affiliated practices will require substantial capital resources. There is no assurance that the practices will be successful in implementing new financing arrangements. Failure of the practices to obtain financing would adversely affect our ability to transition to the service line model and could materially and adversely affect our business and results of operations.

 . Our success under the service line structure depends on our ability to enter into agreements to provide services to new practices outside of our existing network, and failure to do so could adversely affect us.

  As part of the introduction of the service line structure, we intend to offer our service lines to practices that are not currently managed by us. Because the service line structure is an untested business model, we cannot assure you that it will attain broad market acceptance or that we will be able to effectively market it to, and implement it for, new practices outside of our existing network on terms acceptable to us or at all. We will incur significant costs to attract and negotiate such arrangements and to develop our infrastructure in advance of revenues being produced by such arrangements. Delays or failures to effectively market the service lines to new practices and implement service line operations with them could harm us.

 . Under the service line structure, we will own and operate licensed pharmacies, which will subject us to various new state and federal regulations.

  Our pharmaceutical segment is subject to the laws and regulations of the Food and Drug Administration (the "FDA"), the United States Drug Enforcement Administration, various state boards of pharmacy and comparable agencies.
  Such laws, regulations and regulatory interpretations affect the prescribing of pharmaceuticals, purchasing, storing and dispensing of controlled substances, operating of pharmacies (including nuclear pharmacies), and packaging of pharmaceuticals. Violations of any of these laws and regulations could result in various penalties, including suspension or revocation of our licenses or registrations or monetary fines. As a health care provider, we will now be subject to the federal "Stark Self-Referral Laws." Additionally, while the PPM model currently subjects the Company to scrutiny under the federal anti-kickback law, the law will apply to the service line structure in a different manner. Complying with those standards, especially as they change from time to time, could be extremely costly for the company and could limit the manner in which we implement the service line structure. In addition, there can be no assurance that we will be successful in obtaining all necessary licenses in a timely manner or at all.

 . Our business could be adversely affected if relations with any of our significant pharmaceutical suppliers are terminated or modified.

  Our ability to purchase pharmaceuticals, or to expand the scope of pharmaceuticals purchased, from a particular supplier is largely dependent upon such supplier's assessment of the value of our network. If we cease to be able to purchase pharmaceuticals from any of our significant suppliers, then such an occurrence could have a material adverse effect on our business, results of operations and financial condition because many suppliers own exclusive patent rights and are the sole manufacturers of certain pharmaceuticals. If we were unable to purchase patented products from any such supplier on favorable terms or at all, then we would be required to purchase such products from other distributors on less favorable terms, and our profit margin on such products could be eliminated.

 . Our development of new cancer centers could be delayed or result in serious liabilities, and the centers may not be profitable.

  The development of integrated cancer centers is subject to a number of risks, including obtaining regulatory approval, delays that often accompany construction of facilities and environmental liabilities that arise from operating cancer centers. Any failure or delay in successfully building and operating integrated cancer centers or in avoiding liabilities from operations could seriously harm us. In addition, new centers may incur significant operating losses during their initial operations, which could materially adversely affect our operating results, cash flows and financial condition.

 . We operate in a highly competitive industry.

  Implementation of our service line structure will bring us into competition with numerous additional competitors, including specialty pharmacy companies, medical facilities operators, and a variety of clinical research entities.

  We may have existing competitors, as well as a number of potential new competitors, who have greater name recognition, and significantly greater financial, technical and marketing resources, than we do. This may permit our competitors to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies and make more attractive offers to existing and potential employees.

  We also expect our competitors to develop strategic relationships with providers, pharmaceutical companies and payors, which could result in increased competition. The introduction of new and enhanced services, acquisitions and industry consolidation and the development of strategic relationships by our competitors could cause price competition, a decline in sales or loss of market acceptance of our services, or make our services less attractive. In addition, in developing cancer centers, we compete with a number of tax-exempt nonprofit organizations that can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to us.

  With respect to research activities, the contract research organization industry is fragmented, with several hundred small, limited-service providers and several large, full-service contract research organizations with global operations. We compete against large contract research organizations. In addition, we compete for research contracts arising out of the consolidation within the drug industry and the tendency of drug companies to outsource to a small number of preferred contract research organizations.

  We expect that industry forces will have an impact on us and our competitors. In recent years, the health care industry has undergone significant changes driven by various efforts to reduce costs, including national health care reform, trends toward managed care, limits in Medicare coverage and reimbursement levels, consolidation of health care services companies and collective purchasing arrangements by office-based health care practitioners. The changes in our industry have caused greater competition among us and similar businesses. Our inability to predict accurately or react competitively to changes in the health care industry could adversely affect our operating results. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

 . Our success depends on our ability to attract and retain highly qualified technical staff and other key personnel, and we may not be able to hire enough qualified personnel to meet our hiring needs.

  Our ability to offer and maintain high quality service is dependent upon our ability to attract and maintain arrangements with qualified professional and technical staff at each of our centers and executives on our management team. There is a high level of competition for such skilled personnel among other health care providers, research and academic institutions, government entities and other organizations. No assurances can be given that our contractual arrangements with such staff at each of our centers can be maintained on terms advantageous to us. No assurance can be given that the physician practices with which we have contracts will perform satisfactorily or continue to practice in the markets served by our cancer centers. In addition, if one or more members of our management team become unable or unwilling to continue in their present positions, then we could also be harmed.

 . Our failure to remain technologically competitive could adversely affect our business.

  Rapid technological advancements have been made in the radiation oncology and diagnostic imaging industry. Although we believe that our equipment and software can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically or economically obsolete. If such obsolescence were to occur, then we may be compelled to incur significant costs to replace or modify the equipment, which could have a material adverse effect on our financial condition, results from operations and cash flow. In addition, certain of our cancer centers compete against local centers which may contain more advanced imaging or radiation therapy equipment or provide additional technologies. Our performance is dependent upon physician and patient confidence in the superiority of our technology and equipment over those of our competitors.

  Advances in other cancer treatment methods, such as chemotherapy, surgery and immunotherapy, or in cancer prevention techniques, could reduce demand or eliminate the need for the radiation therapy services provided by us. The development and commercialization of new radiation therapy technologies or advances in other cancer treatment or prevention methods could have a material adverse effect on our business, operating results and financial condition.

                                       7